Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2021, relating to the financial statements of Columbia Banking System, Inc. and the effectiveness of Columbia Banking System, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Columbia Banking System, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

August 6, 2021